                           EXHIBIT 11
          FORT WAYNE NATIONAL CORPORATION AND SUBSIDIARIES
           STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
                                                 Three Months
                                                 Ended Mar 31
                                               ________________
                                                1997      1996
                                               _______  _______
                                            (In thousands, except
                                                per share data)
PRIMARY
Average shares outstanding...................  11,713   11,442
Net effect of dilutive stock options --
  based on the treasury stock method using
  average market price.......................     158       66
                                              _______  _______
                                       TOTAL   11,871   11,508
                                              =======  =======

Net income................................... $ 9,317  $ 6,891
Preferred stock dividends....................     555       --
                                              _______  _______
Net income applicable to common stock........ $ 8,762  $ 6,591
                                              =======  =======
Earnings per common and common share
  equivalents................................ $   .74  $   .60
                                              =======  =======
FULLY DILUTED
Average shares outstanding...................  11,713   11,442
Net effect of conversion of preferred stock..     996       --
Net effect of dilutive stock options --
  based on the treasury stock method using
  the higher of the end of the period market
  price or average market price..............     177       66
                                              _______  _______
                                       TOTAL   12,886   11,508
                                              =======  =======
Net income................................... $ 9,317  $ 6,891
                                              =======  =======
Earnings per common and common share
  equivalents................................ $   .72  $   .60
                                              =======  =======

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